Exhibit 99.1

Investor Contact:

Power-One, Inc.

Kevin Trosian

Vice President, Finance & Investor Relations

Investor.Relations@Power-One.com

(805) 383-5888

POWER-ONE ANNOUNCES SECOND QUARTER 2011 RESULTS

•            Quarterly revenue grows 21 percent year-over-year to $260 million

•            Second quarter diluted EPS reaches $0.21 on operating income of $53 million

•            Customer wins and share gains in the United States, China and India spur renewable energy sales

Camarillo, CA, July 28, 2011 — Power-One, Inc. (NASDAQ: PWER), a leading provider of renewable energy and energy-efficient power conversion and power management solutions, today announced financial results for the second quarter 2011.  For the quarter ended July 3, 2011, Power-One recorded net sales of $260 million, an increase of 21 percent from the second quarter 2010.  Net income attributable to common stockholders for the second quarter was $31 million, or $0.21 per diluted share, compared to $24 million, or $0.17 per share for the same period last year.

“Power-One has made significant progress expanding into the fast growing solar markets in the United States, China and India, resulting in important customer wins and increased market share,” said Richard Thompson, Chief Executive Officer of Power-One. “Power-One continued to perform well in an uncertain marketplace, highlighting the strength of our products and global business model.”

“For the second half of 2011, we anticipate the solar market will begin to gain momentum in Europe and be bolstered by gains in new geographies, while the Power Solutions business continues to show improvements,” continued Mr. Thompson.

Renewable Energy Solutions

During the second quarter of 2011, Renewable Energy Solutions posted a 27 percent revenue increase versus the same period last year, as Power-One showed continued momentum in the photovoltaic (PV) inverter market.  The Company gained new customers in the United States, China and India which contributed to the increase in Renewable Energy revenue in North American and Asia Pacific, as these regions increased from 4% of total revenue last quarter to 18% in the second quarter of 2011.

Inverter and related products generated sales of $180 million for the second quarter 2011. During the quarter, Power-One shipped 718 MW of inverters, bringing the 2011 year-to-date total to 1.3 gigawatts, versus 800 megawatts during the same period in 2010.

Power Solutions

Power Solutions increased sales by 11 percent year-over-year, with revenue of $80 million in the second quarter 2011 versus $72 million in the same period of 2010.  During the second quarter, Power Solutions’ profitable performance was driven by continued operating efficiencies, including better absorption and reduced delinquencies. The unit continues to focus on reducing operating expenses and will continue to develop and implement plans to achieve its objectives.

Business Outlook

Power-One continues to expand its reach into new customers and geographies.  For the third quarter of 2011, Power-One forecasts revenue of $265 million to $280 million, indicating increasing revenue versus the second quarter of 2011.  Third quarter revenue is expected to be positively impacted by increased Renewable Energy sales to regions such as North America and Asia, as well as a stabilizing to improving market in the European region. For the year, Power-One anticipates generating revenue between $1.05 billion and $1.15 billion.

Earnings Conference Call

Power-One will discuss its 2011 second quarter results today at 2:00 p.m. Pacific Time.  The call will be available both via the telephone at (877) 390-5535 or (631) 291-4579, conference ID # 82102371, or over the Internet through the Power-One investor relations Web site at http://investor.power-one.com.   To listen to the call, please log-in at least 10 minutes early to register, download, and install any necessary audio software.  For those who cannot listen to the live broadcast, the webcast will be available on the investor relations section of the Power-One’s web site at http://investor.power-one.com throughout the current quarter.

About Power-One

Power-One is a leading provider of renewable energy and energy-efficient power conversion and power management solutions and is the world’s second largest designer and manufacturer of photovoltaic inverters.  Its renewable energy products enable the industry’s highest yielding conversion of power from solar arrays for use by utilities, commercial enterprises and homes.  Power-One has a 40 year history as the leader in high efficiency and high density power supply products for a variety of industries including Renewable Energy, Servers Storage & Networking, Industrial and Network Power Systems.  The company is headquartered in Camarillo, CA and has global sales offices, manufacturing, and R&D operations in Asia, Europe, and the Americas. Power-One is traded on NASDAQ under the ticker symbol PWER. For more information, please visit www.Power-One.com.

Safe Harbor Statement

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and may include statements regarding anticipated future productivity. It is important to note that future performance and actual results could differ materially from those discussed in or underlying such forward-looking statements as a result of risks and uncertainties that cannot be predicted or quantified and that are beyond the Company’s control. Important factors that could cause actual results to differ materially include, but are not limited to: economic conditions in general and business conditions in the power supplies and renewable energy markets; foreign exchange rates; the Company’s ability to improve its operational and supply chain efficiencies; competitive factors such as pricing and technology; the timing and results achieved in completing product manufacturing transitions to Company facilities in China or other low-cost locations;  the threat of a prolonged economic slowdown or a lengthy or severe recession; continued volatility of the financial markets, including fluctuations in interest rates and trading prices of the Company’s equity securities; the results of pending legal proceedings; the Company’s ability to secure market share in higher margin, high-growth markets; the market growth of product sectors targeted by the Company as sectors of focus; and the Company’s ability to increase working capital.  Additional information concerning factors that could cause actual results to differ materially from expectations expressed in this press release are described  in the Company’s reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 from time to time, which  are also available through the Company’s Website at www.power-one.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at www.sec.gov. Power-One undertakes no obligation to publicly update or revise any forward-looking statement.

POWER-ONE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(UNAUDITED)

	Three Months Ended		Six Months Ended
	July 3,	July 4,	July 3,	July 4,
	2011	2010	2011	2010

RENEWABLE ENERGY SALES	$180,026	$142,276	$331,655	$224,366
POWER SALES	80,278	72,273	173,192	142,560
TOTAL SALES	260,304	214,549	504,847	366,926
COST OF GOODS SOLD	172,926	135,142	333,211	241,791
GROSS PROFIT	87,378	79,407	171,636	125,135

GENERAL AND ADMINISTRATIVE
Selling, general and administrative	20,895	18,225	41,980	33,199
Research and development	12,086	8,568	23,382	16,946
Litigation Charges	638	—	873	—
Amortization of intangibles	468	356	910	733
Restructuring costs and asset impairment	—	2,923	—	3,852
Total expenses	34,087	30,072	67,145	54,730

INCOME FROM OPERATIONS	53,291	49,335	104,491	70,405

INTEREST AND OTHER INCOME (EXPENSE):
Interest income	709	26	1,192	26
Interest expense	(1,631)	(2,016)	(3,018)	(4,035)
Other income (expense), net	(4,496)	722	(6,709)	(4,136)
Total interest and other income (expense)	(5,418)	(1,268)	(8,535)	(8,145)

INCOME BEFORE INCOME TAXES	47,873	48,067	95,956	62,260

PROVISION FOR INCOME TAXES	16,601	23,258	34,052	32,958
EQUITY IN EARNINGS FROM JOINT VENTURE	413	353	595	461
NET INCOME	$31,685	$25,162	$62,499	$29,763

PREFERRED STOCK DIVIDEND AND ACCRETION	870	855	1,736	1,706

NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$30,815	$24,307	$60,763	$28,057

BASIC INCOME PER SHARE	$0.26	$0.23	$0.51	$0.28
DILUTED INCOME PER SHARE	$0.21	$0.17	$0.41	$0.21

BASIC WEIGHTED AVERAGE SHARES OUTSTANDING	103,636	88,453	103,713	88,377
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	140,283	142,278	140,602	140,955

POWER-ONE, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

(UNAUDITED)

	July 3,	January 2,
	2011	2011

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$142,715	$227,907
Accounts receivable:
Trade (net of allowance)	238,420	262,546
Other	6,061	7,980
Inventories	177,345	152,286
Prepaid expenses and other current assets	21,829	21,671

Total current assets	586,370	672,390

PROPERTY AND EQUIPMENT, net	79,729	63,325
INTANGIBLE ASSETS, net	18,816	18,802
OTHER ASSETS	8,494	7,295

TOTAL ASSETS	$693,409	$761,812

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$143,856	$213,096
Long-term debt, current portion	—	103
Income Tax Payable	6,340	103,739
Other accrued expenses and current liabilities	63,537	67,888

Total current liabilities	213,733	384,826

LONG-TERM DEBT, less current portion	35,986	35,911
OTHER LONG-TERM LIABILITIES	53,327	39,445

REDEEMABLE CONVERTIBLE PREFERRED STOCK	20,153	19,597

STOCKHOLDERS’ EQUITY:
Common stock	104	104
Additional paid-in capital	627,951	629,687
Accumulated other comprehensive income	68,834	41,420
Accumulated deficit	(326,679)	(389,178)

Total stockholders’ equity	370,210	282,033

TOTAL LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ EQUITY	$693,409	$761,812